Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Q4 2008 Tidewater Earnings Conference Call

Event Date/Time: May. 05. 2008 / 11:00AM ET

C O R P O R A T E   P A R T I C I P A N T S

Dean Taylor

Tidewater - Chairman, President, CEO

Keith Lousteau

Tidewater - CFO

Steve Dick

Tidewater - EVP

Jeff Platt

Tidewater - EVP

Joe Bennett

Tidewater - SVP, Principal Accounting Officer, Chief Investor Relations Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Pierre Conner

Capital One - Analyst

Beau MacKenzie

Lafeat Capital - Analyst

Jud Bailey

Jeffries & Co. - Analyst

Daniel Burke

Johnson Rice & Co. - Analyst

P R E S E N T A T I O N

Operator

Good morning. My name is Lucicia, and I will be your conference operator today. At this time, I would like to welcome everyone to fiscal 2008 fourth quarter earnings conference call. After the speakers remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) Thank you.

Mr. Taylor, the Chairman, President and Chief Executive Officer of Tidewater, you may begin your conference, sir.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you, Lucicia. Good morning, everyone and welcome to Tidewater’s fiscal 2008 fourth quarter and full-year earnings conference call the periods ended March 31, 2008. I am Dean Taylor, Tidewater’s Chairman, President and CEO and I will be hosting the call this morning. With me today with Keith Lousteau, our Executive Vice President and Chief Financial Officer, Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer. Steve Dick, Executive Vice President in charge of strategic relationships, shipyard operations, vessel acquisitions and dispositions. Jeff Platt, our Executive Vice President in charge of day-to-day marine operations and Bruce Lundstrom, our Senior Vice President, General Counsel and Secretary. We will follow our traditional format this morning.

I will start with some comments about our earnings results released early this morning. Following my brief remarks, I will turn the call over to Keith for a detailed review of the numbers as well as status reports on our new build and vessel replacement program and our stock repurchase activities. I will then return with a discussion of our view of our markets and a review of our strategy. We will then open the call for your questions. At this time, I will ask Keith to read our Safe Harbor Statement and then we can get started.

Keith Lousteau - Tidewater - CFO

During today’s conference call, Dean, I, and other Tidewater management may make certain comments and statements which may be considered forward-looking. I know that you understand that there are risks, uncertainties and other factors that may cause the company’s actual future performance to be materially different from that stated or implied by any comments that we may make today during this conference call. Dean?

Dean Taylor - Tidewater - Chairman, President, CEO

Okay. Let’s begin.

Early this morning, Tidewater reported earnings for the March 31, 2008 quarter and our fourth fiscal quarter of 2008 of $85.4 million or $1.63 per fully diluted share. Total revenues increased 5.5% from the December quarter to $331 million. But our bottom line was below expectations. We did not hit on all cylinders, due generally to the impact of a greater number of dry docking days which impacted utilization rates of high revenue generating vessels. Though we have mentioned it before, the revenue lost when higher day rate generating ships undergo major maintenance has a significantly greater impact on our bottom line than in previous years when vessel day rates were substantially lower and in this quarter, had too many of those vessels under repair for too long.

For our fiscal 2008, we earned $6.39 per share, up from last year’s $6.31 per share that included $0.37 a share of gains from the fiscal 2007 sale of 14 of our domestic tugs. Excluding that gain our consolidated net earnings this year were 4% better than last year. Overall, our bottom line results are being driven by the continued strength of the international offshore market. International average fleet day rates increased almost 20.5% from fiscal 2007 and were up 19% year-over-year in the fourth quarter. As Keith will detail, the strength of the international fleet results was diluted by continuing weakness in Gulf of Mexico shelf drilling activity, including a slow down in the domestic offshore construction market. Internationally, our fleet utilization rate was about even with the prior year and given the greater number of dry docking days, we had a respectable performance. In contrast, our domestic vessel fleet utilization rate was down by 3.5 percentage points. Between the drop in utilization and the decrease in average rates domestically, the result was that domestic revenues fell 30% year-over-year while operating profit was off by two-thirds. On the other hand, our international revenues and operating profits were both up by 22% and 23%, respectively, over fiscal 2007.

Our safety performance in the fourth quarter was excellent. For the full year, we generated a total recordable incident rate of 0.24 for 200,000 man hours worked, the second best year in the company’s history. Within that statistic, however, were eight lost time accidents, that resulted in six deaths, an unacceptable performance. Tidewater management and field personnel are focused on improving our safety efforts. So far this current fiscal year, we’ve had no lost time incidents. Let me now turn the call over to Keith to discuss in detail our financial results and where we stand on our fleet renewal program and share repurchase efforts. Keith?

Keith Lousteau - Tidewater - CFO

Good morning.

One announcement of housekeeping, we will not be filing our form 10-K today. We anticipate filing our form 10-K later in the month, perhaps at the end of the second to last week of the month. So, we do, in regard to that, when that happens, we do publish an expanded press release which we did this morning which has most of the operational statistics of that everyone seems to be the most interested in.

I want to start off right quick by saying my summation of the quarter that you see before you is one that I surmise as being one of lost revenue. It is not so much a quarter of increased cost, although we will talk about increased cost being up a little bit. I think when we go through the statistics on vessel day rates around the world, one will understand right quickly that day rates and almost all classes were either up during the quarter or since the end of the quarter, have come back up quite nicely. What we are going to tell you this morning, is a story as Dean has alluded to, one of lost revenue days because of vessels being in dry dock for periods that were longer than we had originally anticipated, and the second story is an unusually large number of vessels that mobilized during the quarter. I will give you some statistics that show you all of those mobilization days don’t generally result in loss revenue, they certainly result in revenue that is not up to a normal level that we would achieve through normal operations.

As Dean mentioned, looking a little bit at year-on-year, marine revenues for the fiscal year that ended March of ‘08 versus March of ‘07, those marine revenues were up 11%, earnings per share were up about $0.08 — 8%, if one factored out the fact that we had sold a number of tugs during the last fiscal year. Once again, the numbers looking at last year slow the steady progression of Tidewater from domestic player of significance to one who has less, less and less significancy in its domestic market for the year ended in March of ‘08, barely 13.2% of our revenues came from domestic operations. That’s down from 20.8% from domestic operations in the fiscal ‘07 year and when we talk about the quarter that just ended, you will see the 13.2% for the year is down even further. So, Tidewater for last year had about 87% of our revenues generated in the foreign areas. More importantly with our comments today are getting into and looking at the quarter itself. For March, marine revenues for the March 31 quarter were up. They were up 1.1% for the quarter. That’s all pretty much attributed to international where our marine revenues were up to $277 million up from $273 million in the ‘07 year. Marine revenues, as I said, for the quarter were in total up barely 1.1%, although overall revenues were up, I think our shipyard delivered a vessel during the quarter, so other marine revenues were up. Tax rates for the quarter were pretty steady right at the 18 level, 18.1% I think, maybe 18.2%. We had been averaging about 18% for the year. We would give guidance that for the ‘09 year, we still think a tax rate in the neighborhood of 18% is probably a pretty good rate. We did have earnings for the quarter at $1.63, a little bit with unfortunately, that was down from $1.66 that we reported in the December quarter.

A couple of events, as we said, a lot of lost revenue, we actually had the sale of two vessel that were concluded on April 2 as opposed to March 31, an event that the buyer didn’t cooperate very well, and it literally cost us $0.02 or $0.03 in the quarter from having the revenue received two days late. Looking once again into some cost numbers now for the quarter, as we mentioned, we had given guidance to expect the quarter to come in at $149 million to $151 million. We came in at $155 million, right quick, a quick summation of that, the differentiation between the two revolves around R&M costs came in $2 million to $2.5 million higher than we had anticipated. Some of that was due to the longer time that vessels stayed in the shipyard and some of it was just plain fact we under budgeted what the costs were going to be versus the final cost. One foreign country that we operated in did announce a tax amnesty program after the last conference call. We considered our, basically payroll tax situation in that country, we took advantage of the amnesty as it existed. So, from what we had anticipated, our crew cost came in about $1 million higher than we had anticipated. And as I will mention here in a minute, we ended up with a substantial number of mobilizations during the quarter, substantially higher than we had been averaging and that resulted in about $1 million of other cost, basically fuel and other type costs that we eat whenever we go on a mobilization for our own account.

I wish that the cost numbers would stop here because I have already mentioned that I think this quarter was a quarter of the story was one of lost revenue. But I need to cover anticipated future costs here right quickly because the $155 million number is not the end of the story as we see it right now. We actually anticipate operating costs for the June quarter to increase substantially higher than that and to come in as we now see it, somewhere in the $166 million to $167 million range. Now, a quick explanation of that has to be in order. Once again, as we look over the next two to three quarters, this first fiscal quarter is one where we are going to have exceptionally high dry docks again. In fact, we expect dry docking costs in the June quarter to be about $5 million higher than it was in this just completed March quarter. We have the situation at hand right now where we have two vessels that is are working in the Caspian, they have come to the end of their contracts. They have to be prepared to exit. They have to be prepared to go through the channel system that you have to go through to come out of the Caspian and we have some mobilization costs getting those two vessels out and going to their next job of about $3 million. We do have more revenue covering a large piece of that from the customer, but from an accounting perspective, that $3 million of other costs will be an incremental cost in the quarter. We have — on the positive side, we have commenced quite a few new charter hires in Australia.

We generally don’t like to talk about areas of operation, but Australia is an exceptionally high area of operations where all of your crews are union members. Day rates increase somewhat proportionate to the increase in costs, but we would anticipate crew costs to be up about $2 million during the quarter because of the increased activity that we have in Australia. And then, we will have about four new vessels anticipated today be delivered in this quarter. We had four new vessels that were delivered at the end of last quarter. So the incremental cost of those vessels we expect to be another $1million to 2 million. So, the Caspian mode being a kind of unusual item. But, we are going to start off by today by telling you that we think operating costs for the quarter may go as high as $166 million to $167 million. So as to not cause, I guess, panic in the streets, we felt like we really needed to talk about cost at the moment, because that is a substantial increase quarter-on-quarter and particularly quarter from a prior quarter.

As we have looked at costs here very extensively over the last few days, would, in addition, today give you some guidance that we think costs for the September quarter are going to moderate and be back down into the $164 million to $165 million range and we think finally, by December quarter this kind of rush of dry dockings that we are having to manage as best we can right at the moment, we expect the December operating cost numbers to be back down into about the $157 million range. So we’re looking at last quarter being up, we are looking at really high operating costs the next two quarters and then down substantially in the December quarter as we now see it from an operating point of view. I seen in some of the early releases today that people are talking about cash operating margins which did fall to about 50.5% this quarter. Based on the operating cost numbers just given to you, you should not be surprised to see that perhaps even dip a little further in the June quarter, perhaps down into the 47.5% or 48% range and then we envision with those new boats and the fact we will have 14 new vessels delivered between now and the December quarter, we expect that the cash operating margins to turn and to go back up to historical norms. We would anticipate operating margins in the September then going back up into the 51%, 52% range and perhaps by the December quarter being back in our historical, recent historical operating range of anywhere from 53% to 55%. So as you can see, we anticipate an increase in operating cost for some period, followed by diminishment, but that diminishment will be counterbalanced substantially by the additional revenue of new vessels being introduced into the fleet during that period of time.

A quick comment, last quarter we actually had, going back to the lack of revenue numbers, we were off charter on our best estimate about 2,050 days due to dry dockings. We think that cost us lost revenue in the neighborhood of $22.5 million to $22.6 million. For June quarter, even though I have just mentioned the fact that we expect dry docking costs to be up by about $5 million, we are currently anticipating the days off of charter to be about 1,850 days, at about the same level, about $22.4 million to $22.5 million worth of revenue. So we expect the revenue short fall that was cause by dry docking days to be somewhat stagnant from where it was last quarter. One of the things I wanted to mention, as I said earlier, was the fact that during the quarter, we actually moved vessels, 19 vessels moved from one area where they were operating to a new area. When you add the fact we added four new vessels during the year, we literally had 23 vessels that changed operational areas during this quarter. To give you an idea as to, is this unusual or not, for the first nine months of the fiscal year we had 23 vessels that moved from one area to the other, that’s not counting the new vessels, but that was just the older vessels. So that 23 for nine months is compared today the 19 that we moved in this quarter and to just give you right quick a statistical example of what that means to us, moving those 23 vessels from one area to the next area, we had operating costs on those vessels of about $15.3 million.

As we mentioned earlier, and our press release showed, we operated at about a 50% margin during the quarter. We could then anticipate that $15 million of operating cost should have generated about $30 million worth of income, but those 21 vessels generated barely $19.0 million during the quarter. So, a story of a short term diminishment in revenue by moving from one area to another area, none of those were speculative, all of those will go to if you contracts, so a substantial loss of bottom line profit by moving vessels at an unusually high level. This quarter, in the June quarter as we sit here today, we have moved five vessels from one area to the other. So it seems like this quarter, as we know it today, will be much more in line with historical results and probably moving somewhere from eight to ten vessels from one area to another during the quarter. On the very positive side once again, looking at day rates and day rates did progress nicely during the quarter. As we generally recap here, we are looking at the domestic day rates. We had eight vessels working in deep water, day rates in the deep water segment of the Gulf of Mexico moved from last quarter, we reported an average of $23,256, today we are reporting that the March-quarter had an average day rate of $23,904, an increase of about $650 a day and as we sit here today, that same fleet of 8 vessels is in the gulf earning an average of about $24,050 a day. So some further $150 increase since the average of last quarter. In the March quarter, we had good utilization out of those eight vessels. We averaged about 97.5% utilization and today, that class continues to be enjoy that same type of utilization, about 97.5%.

The one down side once again, as Dean has mentioned, was in the supply and towing supply division, operating in the Gulf Mexico where we had 34 vessels active last quarter. In the December quarter, we had reported a day rate of $10,400. For the March quarter, that average day rate was down to $9,863 or a loss of about $550. Since the end of the quarter, as you have heard from some, of I think, our competitors rates in the Gulf have firmed up a little bit to where we are now today back averaging about $10,750 to date, our stretch class of vessels which make up a bulk of that 34 have enjoyed a pretty good comeback in the last six weeks. Utilization of that class in the March quarter was about 46.2% and as we sit here today, we are averaging about 49%. So, day rates are back up a little bit on the domestic supply, towing supply class and utilization is up a tad from where we averaged in the last quarter. Internationally, the story is just as good on the revenue day rates side of our picture. We operated 31 vessels internationally in the deep water segment during the quarter. During the December quarter, we reported an average day rate for that class of $24,980. For the March quarter, we are reporting that the day rate average went up to $25,474, again about a $500 per day increase and as we sit here today, we are averaging about $26,175. So our short fall, once again, in revenue for quarter did not come from any back off in international day rates. Utilization, as you would anticipate for the March quarter, though was down to 83.5%. That was down from what we had reported at 91.4% for the December quarter. That’s where those excess days and this, our other international class, this is where the excess days in the dry dock end, some of the days when we were in mobilization, really came home to roost. Today we continue to show utilization in this class, that front end is about 80%, it’s down a little bit today from the average of last quarter, not to imply that we expect it to be down for the whole quarter. But that is just where we are today.

Our bigger class of vessels, as you know, is our international supply and towing supply vessels where once again we enjoyed for the third quarter in a row nice substantial day rate increases. In the December quarter, we had reported an average day rate of $10,455. For the June quarter, we are reporting that average day rate was up to $11,117 or about $660 increase and today, those same vessels are averaging about $11,340. So, an increase for the quarter followed by another increase through today. Utilization in that class was also down last quarter due to that dry docking that we keep talking about. It was down to about 76.7% and today, it is averaging about 75%. So it is still — both classes of our international vessels a little bit to date below the average of last quarter, not necessarily anticipated to finish the quarter there. A few balance sheet comments. Kind of basically unchanged at Tidewater from where we have been. Basically, we are still carrying about $300 million worth of debt which is almost totally offset by the balances that we have in our cash accounts. Our gross debt to total equity today is about 13.8% and the net debt is in at about 2%.

A little bit on our construction and process. Once again, it can picked up from the press release that went out today. As we sit here today, we have 49 vessels under construction. Those 49 vessels represent a total cost or a total investment to the company of $959 million of which $731 million has not been funded yet. Of the 49 vessels we have four crew boats being built, we have 18 anchor handlers, we have 24 PSBs and we have three tugs being built. The $731 million of cash commitments is broken down basically about $358 million is due to be paid during our fiscal ‘09 year, about $226 million is scheduled to be paid during our fiscal’ 10 period and the balance of $147 million-dollar is paid out generally in the ‘11 year. So $731 million yet to go. We do have 19 vessels scheduled for delivery over our March of ‘09 fiscal year. We did continue to buy back some shares last quarter. We bought back 354,000 shares at a cost of $18.9 million or an average cost of $53.39. I do point out that when we looks at the cash flow statement for last year, one final comment, that you will see cash flow from operations last year almost hit the $0.5 billion point. It came in right at $490 million. So those are my comments. I hope that in giving the extra cost numbers and a little bit of the insight as to what it looks like around here for the next couple of quarters, we’ve helped people to kind of understand we are going through a little tough time on some regulatory dry dockings, managing them as best we can. We’re managing them as best we can, but remember that all of these vessels are under contract, customer demands, customer time off all has to be worked into the system. So, what we hope to be some temporary diminishment in operating results scheduled to pick up quite substantially later in the year. Back to Dean.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Keith.

As Keith has outlined, our financial results were negatively effected by a greater number of dry docking days of high revenue generating vessels and higher R&M costs associated with those dry dockings, primarily in the international fleet, than we expected. That said, despite the dry docking impact, vessel operating margins were still in excess of 50% for the quarter. While good, this performance can be better and results will show when we are firing on all cylinders. One might question what it really means for Tidewater to be firing on all cylinders. As you’ve seen in some of our recent quarters, we’ve had challengings with our dry dockings which now appear to be more capable of repetition than we previously thought. Dry dockings are being performed on vessels under contract, as Keith said. So our challenge is to do a better job of managing those maintenance days. We will look to improve our internal processes to confront the increasing condition of more expensive regulatory dry dockings or other necessary major repairs. Shipyard pricing has increased due to inflation in the heavy workloads at those shipyards are generally causing vessels to remain in the yards for longer periods of time. Unfortunately, we don’t see that shipyard situation changing much in the foreseeable future, so we just simply need do a better job of managing it. Given the scenario, we now foresee that we are likely to have higher repair costs and greater negative impacts on our revenue line with some consequent reductions to our operating margins and bottom line. We would, of course, prefer this not to be the case, but on the other hand, our decisions to continue to perform necessary dry dockings on many mature vessels should send a positive signal that these vessels are still very much in high demand. As we view things today, we foresee high levels of dry dockings over the two fiscal quaters which will reduce somewhat our operating margins and that would affect our bottom line in the short term. We do, however, anticipate a reduction in major repairs during this fiscal year which would, along with the new vessels being delivered to our fleet over that same time frame as Keith pointed out, return our operating margins back to the mid-50% range and be more reflective of this company hitting on all cylinders.

Focusing on market fundamentals, we see healthy international markets continuing. The strength of the international vessel market is demonstrated by the over $650 quarterly sequential day rate increase for our core fleet of towing supply supply vessels. The fourth quarter continues a pattern of higher average day rates for this class of vessels. Moving from almost $9,500 in our first quarter to $11,100 in the fourth. In contrast, the weakness of the Gulf of Mexico shelf market can be seen in the inverse day rate pattern for this same class of vessels that we saw steady decline each quarter from almost $12,000 in the first quarter to slightly under $9,900 in the March quarter. We anticipated the possibility of that scenario developing and have repositioned about two dozen domestic vessels into international markets where we could secure attractive longer term contracts under better economic terms. We are now seeing more capital investment for drilling and exploration being dedicated to the Gulf of Mexico and we also see new operators seeking to work offshore in the Gulf of Mexico as well as more international companies targeting the Gulf of Mexico. Those trends suggest increased vessel demand and requirements for more capable vessels and theretofore a shrinking market in the longer term.

Our fleet renewal program saw us add 19 new vessels to the fleet last year and we plan to add another 19 vessel this fiscal year with 30 additional new builds scheduled for delivery thereafter. Steve Dick who is here on this call today continues to scout the world market seeking new vessels that will fulfill our customers’ requirements that we can secure at reasonable prices. Finally, as Keith pointed out, Tidewater remains very strong with nearly as much cash at year end as our $300 million of long term debt. We continue to generate significant cash flows that support our fleet renewal program and our share repurchase efforts. Our goal has been to commit between $300 million and $500 million to new build vessels each year, either through outright purchases or by entering into construction contracts with some of the yards that construct the vessels. During the March quarter, we continued the reinvestment in our own business by repurchasing, as Keith said, 354,000 shares of our own stock at an average share price of $53.39, leaving approximately $53.6 million remaining in our current authorized share repurchase program which expires June 30 of this year. We and our board of directors will be reviewing soon our capital program for the coming year. That review will include a review of our share repurchase program and our dividend pay out as well. Our goal remains one of generating superior long-term returns for our shareholders and we view the combination of solid earnings growth through time, dividends and stock repurchases as a balanced plan to achieve it.

Before opening up the call to your questions, I wish to note the recent announcement of the impending retirement of Keith as our Chief Financial Officer. Keith has been a part of our Tidewater family for 31 years and our Chief Financial Officer for eight years. We and I personally thank Keith for his many and varied contributions to Tidewater’s successes through the years and we will all wish him well in his retirement. I will miss having a good friend at my side. We have commenced the search for Keith’s replacement and are work to have the position filled before his September 30 target retirement date. Keith will remain an active member of Tidewater’s management in the interim. With that, Lucicia, we are ready for your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Pierre Conner with Capital One.

Dean Taylor - Tidewater - Chairman, President, CEO

Hello, Pierre.

Pierre Conner - Capital One - Analyst

Good morning, gentlemen. My first question is for Keith, I think, but on the fuel cost, when you are in transit like that, are you — is the fuel on your ticket, even though you are going to a set contract. Is that what’s driving that?

Dean Taylor - Tidewater - Chairman, President, CEO

Yes, Pierre, that is specifically for our accounts, specifically new vessels and most of the vessels that we go from move area to area. In fact, whenever we attempt to negotiate a move fee with our customer and a de-move fee if it is going to kind of an unusual situation, we generally start with our fixed cost, being the biggest one, being fuel to be reimbursed and then try to pick up a portion of the day rate in addition to that, but fuel is our biggest cost on our own ticket going from area to area.

Pierre Conner - Capital One - Analyst

Okay. Next one, guidance question, appreciate all of the prior on the cost, anything, what would you say about G&A, was there some adjustments on this last fiscal quarter, what would we expect going into next quarter?

Dean Taylor - Tidewater - Chairman, President, CEO

Pierre, that’s a tough one. As you know, we’ve had a year-long SCPA investigation going on at Tidewater and to be honest with you, that has been running us a substantial portion of that G&A cost, much of the increase that you have seen kind of year-on-year has been that number. We would hope that, later in this quarter, certainly later in the year, that that would be curtailed, that those results would be out there and it would reduce G&A a little bit. Would I expect it to be down this quarter? At best, perhaps a million dollars from last quarter, but then, on a go forward basis down two from last quarter into September and December.

Pierre Conner - Capital One - Analyst

Okay. One for Steve. On your order book, I think your net vessel adds, could you give us some detail about what you have added to the order book in terms of class of vessel type?

Steve Dick - Tidewater - EVP

As Keith pointed out, we ended up in our, in our audit book right now, we have got 18 PSVs, (inaudible) anchor handlers and 24 PSVs, three tugs and two crew boats. So — and that’s kind of spread out pretty much over the next couple of years, although there’s a couple — there’s one or two that spill over into the year after that, but that’s where the order book is. And we’re looking all the time, I am, to kind of fill that in with the various needs. Some are deep water vessels, some of them are larger PSVs, and anything from the medium size anchor handlers to the largest anchor handlers. That’s what we are looking at and trying to fill in.

Dean Taylor - Tidewater - Chairman, President, CEO

Pierre, to get specific, what we added last quarter were deep water vessels.

Steve Dick - Tidewater - EVP

DSVs.

Pierre Conner - Capital One - Analyst

Okay, got it. My last one is general, but can you just tell us the dynamics in southeast Asia market, it looks like the number of vessels working that area continue to move up, utilization is tight, rates move up there, but we are not adding a lot of drilling rigs yet. What’s the dynamic going on in southeast Asia?

Dean Taylor - Tidewater - Chairman, President, CEO

Jeff is on the call with us. Would you like to take that?

Jeff Platt - Tidewater - EVP

Well Pierre, we keep waiting to see what everyone else going to do to that. But again, we are not seeing any real fall off in the market. Now a lot of the new builds that are coming in have migrated through southeast Asia to some other areas, but overall the southeast Asia market, again, the market keeps ramping up and then down in Australia as Keith said, we are seeing some real nice activity picking down there for us.

Pierre Conner - Capital One - Analyst

I’m sorry. What kind of activity?

Dean Taylor - Tidewater - Chairman, President, CEO

Real nice.

Jeff Platt - Tidewater - EVP

Nice.

Pierre Conner - Capital One - Analyst

Nice. Okay. Gentlemen, thanks for the time and I will turn it back and let some other folks go. Appreciate it.

Dean Taylor - Tidewater - Chairman, President, CEO

Thanks, Pierre.

Operator

Your next question comes from the line of [Beau McKenzie] with Lafeat Capital.

Dean Taylor - Tidewater - Chairman, President, CEO

Hello, Beau.

Beau MacKenzie - Lafeat Capital - Analyst

Hi. The credit market is tight right now and a large number of speculators are out there in the OSV market. Are you guys seeing much coming available potentially for sale as some of the spec builds coming due for financing?

Dean Taylor - Tidewater - Chairman, President, CEO

We are seeing more people offering equipment than we have seen in prior quarters. Steve, would you like to comment?

Steve Dick - Tidewater - EVP

Sure. I think we are seeing more of the speculators interested in moving some of their equipment. I think they’re - we try to keep ourselves disciplined and I think some of their expectations are a little lofty, but there’s more of them being exposed.

Beau MacKenzie - Lafeat Capital - Analyst

So the (inaudible) is up a lot in terms of what is being offered to the market, just pricing hasn’t come in yet?

Keith Lousteau - Tidewater - CFO

Yes, the pricing is again, we think too high, but we are getting more of the ones that used to sit on the fence and let time go by and then try to do something a little later, maybe attempting to go try to do that earlier. That’s what it seems.

Pierre Conner - Capital One - Analyst

Okay. Have you noticed much in the way of cancellations, perhaps out of the 720 or so vessels that on order right now, as a result of the tightening credit conditions?

Steve Dick - Tidewater - EVP

Well, I don’t know if it is because of the tightening credit conditions, but there was one in India that options were not taking up, but the rest of them, you really don’t find out about them until the shipyards start calling you to fill slots, and that hasn’t happened too frequently yet.

Pierre Conner - Capital One - Analyst

One last thing on that front if you don’t mind, could you tell us what the shipyard terms have done recently in terms of down payments, progress payments and relative costs on vessels? Thanks.

Keith Lousteau - Tidewater - CFO

It all depends on the deal. It depends on what they’re building and what wha your relationship with the yard is. With some of the far eastern yards, you are seeing them wanting more money up front only because of the exchange rate of the dollar and have buy the equipment, but other than that, we don vary it too much as a few percentage points maybe on the progress payments, but haven’t seen a really big push towards that in the market.

Pierre Conner - Capital One - Analyst

Alright. Thanks a lot.

Dean Taylor - Tidewater - Chairman, President, CEO

Beau, there’s more concern on the part of the yards about the value of the U.S. dollar.

Pierre Conner - Capital One - Analyst

Alright.

Dean Taylor - Tidewater - Chairman, President, CEO

That is fair to say.

Pierre Conner - Capital One - Analyst

Alright. Thanks a lot.

Keith Lousteau - Tidewater - CFO

Okay. Thank you.

Operator

Your next question comes from the line of Jud Bailey with Jefferies and Company.

Dean Taylor - Tidewater - Chairman, President, CEO

Hey, Jud.

Jud Bailey - Jeffries & Co. - Analyst

Dean, could I get you to give me — when you talk about your operating cost and you expect them to trend down for the December quarter, what’s your level of confidence in the mid-150s and if I could ask, what is the, your underlying kind of core growth assumption as far as labor costs and your, I guess organic cost increases you are seeing across the board?

Joe Bennett - Tidewater - SVP, Principal Accounting Officer, Chief Investor Relations Officer

Jud, this is Joe Bennett. I will try to take this one. We have done considerably more work than even normal to try to understand what our cost components will be going forward. And so, we do feel comfortable recognizing that obviously the challenges with dry dockings continue. Timing of dry dockings is still difficult for a company like ourselves that have so many going on, but having said all of that, we feel pretty good about numbers that Keith had gave before looking forward for the next few quarters. I think from the standpoint of labor, there has been a lot said about that. I have gone back and looked at our own numbers historically and of course, when you factor out the additional labor charges that is have come about because of new boats entering the fleet and new personnel added to the company, I get back to, and we said this on the last phone call, having an inflation rate of about 8%. We are just not seeing the percentage increases that some of the drillers are that I hear on conference calls, et cetera. So, we continue to address that through both good and bad types. We spend a lot of time talking about labor and have our ways of — we employee people from, I think over 80 different nationalities around the world and that helps us to try to maintain that cost line. So, those are the numbers I have been able to kind of review and put together. We have not, I think that inflation of kind of 8% or so is kind of valid.

Dean Taylor - Tidewater - Chairman, President, CEO

This is Dean. I didn’t want to dodging your question, but Joe had done a considerable amount of work on it. Since he was closest to it, I wanted him to respond first.

Jud Bailey - Jeffries & Co. - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President, CEO

We stand by what we said last quarter and it is, it is something that we — it is hard to pry apart the excess training cost we are incurring for new vessels coming into the fleet. We have got a lot of extra positions around the world where we are have, an excess and compliment of crews where we are training people for the new vessels coming into the fleet. We are not seeing in general the same numbers of older vessels drop out of the fleet as we are new vessels coming into the fleet. One could reasonably say, well, it just takes people from the old vessels and put them on the new vessels if they’re dropping off on-to-one. They’re not dropping off one-to-one. And then of course the newer vessels are generally all dynamically positioned, require greater training to achieve that certification. So that, there is some fudge that we have to pry loose from the numbers in order to come up with an decent estimate for you, but as I said, we are going to stand by that about 8% cost inflation.

Jud Bailey - Jeffries & Co. - Analyst

Okay. Appreciate the color. My next question is on the utilization. Keith noted where you stand for your international fleet, both deep water and supply. That’s obviously still down because of the dry docking. Can you give us a sense of when we should expect that to start to trend back up to where you were in the last couple of quarters, because demand is obviously still high.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, we think it is going to happen sort of in this quarter, we are going trend down. And then next quarter, we should start trending up, probably more in the latter half of the quarter than beginning half. And then after that, I think we are going to be hitting on all cylinders, we are going to see some nice numbers, but there are a lot of people that are mismanaging their business and promising better results in a couple of quarters and they just never get there. We going to have to deliver on that. We fully intend to. We just going to have to go do it.

Jud Bailey - Jeffries & Co. - Analyst

Great. Thank you. I will turn it back and let somebody else ask.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you Jud.

Operator

Your next question from the line of Daniel Burke from Johnson Rice.

Dean Taylor - Tidewater - Chairman, President, CEO

Hello, Daniel.

Daniel Burke - Johnson Rice & Co. - Analyst

Good morning, Dean. A question on the dry dock, I will stick with that topic, you experienced in March and in June, and even pushing its out further ahead, is this an abnormal peak even on a multi-year basis or as we forward cast even into the next fiscal year, are there going to be periods where we see 80% type utilization figures?

Dean Taylor - Tidewater - Chairman, President, CEO

One thing that’s happened is that all of those ships we bought in 2002 and to 2003, the bigger, more sophisticated deep water vessels, they are all getting to the first five years special survey. And so, that is, that’s happening. We have, we are having some teething problems with some larger anchor handlers that kept them from developing their full potential terms of generating revenue and profits. We are facing some challenges in some areas in terms of getting dry dock space when we can get the boat from our customers. So there’s some wasted time there.

I think that some of these, I mean, some, particularly the coincidence of a lot of the vessel that is we are building in 2003 needing to be dry docked by 2008, that’s there but I don’t want to promise that that’s going to go away forever, because these larger deep water vessels are now going to be part of our fleet. I think that we will see some trending down. I don’t think we are going to see, I don’t think we are going to see this lump stuck in our throat all of the time. But there will be lumps from time to time. It is just going to be lumpy and we are still, we are still digesting exactly how the effect of the larger vessels is blending in with the rest of our fleet.

I do think it is rather unusual, though, that we are getting all of this sort of at the tail end of 2007, 2008. I do think it relates a lot of to the 2002 vessels that were built in 2002 and 2003. Now, sort of the latter half of the year, we have taken, we have scrubbed the areas pretty hard and we think, we are pretty confident that numbers will come down toward the latter half of the year. But touch wood, barring no significant incidents, no failures of and engines, no wench failures, there’s plenty of equipment, plenty of sophisticated, expensive equipment that can break down at any one time that can cause a change. But we feel pretty confident of the numbers that we are given you so far today.

Daniel Burke - Johnson Rice & Co. - Analyst

Fair enough. And then, as a follow up going to a broader macro question, regarding the order book, are you now seeing a slow down in the pace of new build orders being placed?

Dean Taylor - Tidewater - Chairman, President, CEO

Yes.

Daniel Burke - Johnson Rice & Co. - Analyst

Why do you think that’s beginning to occur?

Dean Taylor - Tidewater - Chairman, President, CEO

I think people are wanting to see if the worldwide fleet can digest what’s coming. But as we said, Daniel, if there’s anybody in a good position for what we are building and we have made some statements that we don’t think that over building is, could be as big of a problem as some people think, but just even presuming that it is and that’s not a presumption that we support, we are in pretty good position to be able to take advantage of that, if it should occur. So but the pace, to answer your original question, the pace of new builds has slowed down pretty dramatically. The number has been flatlined at roughly 700 vessels for the last six months. There have been some new deliveries that have occurred in the meantime and there have been some new orders that is have taken place while those deliveries were occurring, but the pace of orders has slowed down pretty significantly.

Daniel Burke - Johnson Rice & Co. - Analyst

Thanks for your comment.

Dean Taylor - Tidewater - Chairman, President, CEO

Thank you.

Operator

There are no further questions.

Dean Taylor - Tidewater - Chairman, President, CEO

Well, we thank everyone for your time this morning, your interest in our company and we wish you all well. Thanks very much.

Operator

This concludes today’s conference call. You may now disconnect.

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